                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Credit Management Solutions, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                            5950 Symphony Woods Road
                            Columbia, Maryland 21044

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 29, 1999

     The Annual Meeting of Stockholders of Credit Management Solutions, Inc. (the "Company") will be held at the Company's offices, 135 National Business Parkway, Annapolis Junction, Maryland 20701 on June 29, 1999 at 9:00 a.m. eastern standard time for the following purposes:

          (1) To elect two Directors to serve until the 2002 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

          (2) To ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1999; and

          (3) To transact such other business as may properly come before the Annual Meeting of Stockholders.

     Only stockholders of record at the close of business on April 30, 1999 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors
                                          /s/ JAMES R. DEFRANCESCO
                                          James R. DeFrancesco
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

April 30, 1999

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                                PROXY STATEMENT

                                 APRIL 30, 1999

     This Proxy Statement is furnished to stockholders of record of Credit Management Solutions, Inc. (the "Company") as of April 30, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders to be held on June 29, 1999 (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company and "FOR" the ratification of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1999, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-K with the consolidated financial statements of the Company for the fiscal year ended December 31, 1998, is being distributed concurrently herewith to stockholders.

     The mailing address of the principal executive offices of the Company is 135 National Business Parkway, Annapolis Junction, Maryland 20701. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about May 25, 1999.

                               VOTING SECURITIES

     The Company has only one class of voting securities issued and outstanding, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on April 30, 1999 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 30, 1999, 7,657,858 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Two Directors are to be elected at the Annual Meeting to serve as Class III Directors until the 2002 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the Company's nominees, Mr. DeFrancesco and Mr. McDonnell. Each nominee is currently a Director of the Company.

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms or until their respective successors are duly elected and qualified. Class I consists of Directors Mr. Vollono and Mr. Leger whose terms expire at the 2000 Annual Meeting of Stockholders. Class II consists of Directors Mr. Freiman, Mr. Graham and Mr. Grody whose terms expire at the 2001 Annual Meeting of Stockholders. Class III consists of Directors Mr. DeFrancesco and Mr. McDonnell whose terms expire at the Annual Meeting of Stockholders. At each annual meeting, the successors to the Directors whose terms have expired are elected to serve from the time of their election and qualification until the third annual meeting of the stockholders following the election or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, restricts the removal of Directors under certain circumstances. The number of Directors may be increased to a maximum of 15 by resolution of the Directors then in office.

     If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

     The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy at the Annual Meeting is required to elect the Directors.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently has seven members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the two nominees during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the two nominees for re-election has had the same principal occupation for the last five years.

     John J. McDonnell, Jr., age 61, has served as a Director since November 1996. Mr. McDonnell has served as President, Chief Executive Officer and a director of Transaction Network Systems, Inc., a nationwide communications network company specializing in transaction-oriented data services, since founding Transaction Network Systems, Inc. in 1990. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell has previously served as Group Vice President for the Information Technologies and Telecommunications Group of the Electronic Industries Association (EIA); Vice President, International Operations and Vice President, Sales, for Tymnet, Inc. with responsibility for both private network sales and public network services; and Director of Technology and Telecommunications for the National Commission on Electronic Funds Transfer. Mr. McDonnell was one of the founding members and is currently Chairman of the Executive Committee of the Board of Directors of the Electronics Funds Transfer Association.

     James R. DeFrancesco, age 50, co-founder of the Company, has served as the Company's Chief Executive Officer and Chairman of the Board of Directors since 1987 and as President from 1987 to 1998. From 1987 to 1992, Mr. DeFrancesco served as President of Perpetual Leasing Services, Inc., the automobile leasing subsidiary of Perpetual Savings Bank, FSB to which American Financial Corporation was sold. From 1976 to 1987, Mr. DeFrancesco founded and served as President and Chief Executive Officer of American Financial Corporation, an automobile finance/leasing company.

INFORMATION REGARDING NONEMPLOYEE DIRECTOR WHO IS NOT A NOMINEE FOR REELECTION AS A DIRECTOR

     Stephen X. Graham, age 46, has served as Director since October 1996. Since 1988, he has been the President and Chief Executive Officer of Cross Hill Financial Group Inc., a private investment banking firm. From 1982 to 1988 Mr. Graham was a Vice President of Kidder, Peabody & Co.

COMMITTEES OF THE BOARD

     The Audit Committee consists of Mr. Stephen X. Graham and Mr. John J. McDonnell, Jr. and is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

     The Compensation Committee consists of Mr. John J. McDonnell, Jr. and Mr. Stephen X. Graham and is responsible for advising the Board of Directors on issues concerning the Company's executive compensation policies for senior officers. The Compensation Committee also administers various incentive compensation, stock, and option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither Mr. McDonnell nor Mr. Graham has been an officer or employee of the Company at any time. Mr. Graham is President and Chief Executive Officer of Cross Hill Financial Group Inc. In connection with the Company's initial public offering of securities and other matters, the Company paid Cross Hill Financial Group Inc., financial advisory fees in an aggregate amount equal to $120,506 in 1998. The Company also agreed to indemnify Cross Hill Financial Group Inc. against certain liabilities resulting from the performance of its duties as financial advisor, subject to certain limitations.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1998, the Board of Directors held four meetings and did not act by unanimous written consent. During 1998, each Director attended all meetings of the Board of Directors. The Compensation Committee held one meeting during 1998 and did not act by unanimous written consent. The Audit Committee held one meeting during 1998 and did not act by unanimous written consent.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. Based solely on its review of such forms received by it from such persons for their 1998 transactions, the Company believes that all Directors, officers and beneficial owners of more than ten percent of the Company's Common Stock were in compliance with all such filing requirements, except for the following: Scott L. Freiman, the Company's Executive Vice President, did not report his gift of 52,256 shares of the Company's Common Stock in July 1998 in a timely manner on Form 4, Statement of Changes in Beneficial Ownership.

COMPENSATION OF DIRECTORS

     Cash Compensation. Employee Directors do not currently receive a fee for attending Board of Directors or committee meetings, but are reimbursed for ordinary and necessary travel expenses related to such Director's attendance at Board of Directors and committee meetings. Each non-employee Director is paid $2,000 for each meeting of the Board of Directors or any committee thereof attended.

     Stock Option Grant. Pursuant to the Company's 1997 Stock Incentive Plan (the "1997 Plan"), each non-employee Director is automatically granted a non-qualified stock option to purchase 5,000 shares of Common Stock upon such Director's initial election to the Board of Directors and on each anniversary of such election while still serving on the Board of Directors. Such options vest 50% six months from the date of grant and 50% one year from the date of grant.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               EXECUTIVE OFFICERS

     The following individuals were serving as executive officers of the Company on March 31, 1999:

          NAME            AGE               POSITION WITH THE COMPANY
          ----            ---               -------------------------
James R. DeFrancesco....  50    Chairman and Chief Executive Officer
Peter M. Leger..........  48    President and Chief Operating Officer
Scott L. Freiman........  36    Executive Vice President
Miles H. Grody..........  42    Senior Vice President
Robert P. Vollono.......  50    Senior Vice President, Chief Financial Officer

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR REELECTION AS DIRECTORS

     Peter M. Leger, age 48 has served as the Company's President and Chief Operations Officer since October 1998, and as a Director since December 1996. Since March 1992, Mr. Leger has served in various capacities with ADP, most recently as President of ADP's Dealer Service Group. Prior to joining ADP, Mr. Leger served in various capacities with Reuters Limited PLC, a worldwide information provider and systems integrator in computer solutions and services for the banking and brokerage community, most recently as President of Reuters Systems Integration Division. Mr. Leger was originally elected to the Board of Directors pursuant to the terms of an agreement between the Company and ADP.

     Miles H. Grody, age 42, has served as the Company's Senior Vice President and General Counsel since June 1995, and as the Company's Secretary and a Director since October 1996. From January 1993 to June 1995, Mr. Grody served as Chief Operating Officer of Tomahawk II, Inc., a document imaging and conversion services company. From January 1992 to January 1993, Mr. Grody was a partner in the law firm of Rowan & Grody, P.C. From 1998 to January 1992, Mr. Grody served as Corporate Counsel for Perot Systems Corporation.

     Scott L. Freiman, age 36, co-founder of the Company, has served as the Company's Executive Vice President and a Director since 1987. From 1985 to 1987, Mr. Freiman served as Technology Director of American Financial Corporation, an automobile finance/leasing company, where he worked with Mr. DeFrancesco to develop the Company's credit origination software. Prior to 1985, Mr. Freiman served as a development engineer for IBM and AT&T Bell Laboratories.

     Robert P. Vollono, age 50, has served as the Company's Senior Vice President and Chief Financial Officer since April 1995 and as the Company's Treasurer and a Director since October 1996. From 1988 to April 1995, Mr. Vollono served as Vice President and Chief Financial Officer of Carey International, Inc., a transportation services company. From 1986 to 1988, Mr. Vollono served as Vice President and Chief Financial Officer of Commercial Office Environments, Inc.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company during 1998, 1997 and 1996 to the Company's Chief Executive Officer and the four other executive officers of the Company whose total compensation during 1998 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                    ANNUAL                  LONG-TERM
                                                 COMPENSATION              COMPENSATION
                                      ----------------------------------   ------------
                                                               OTHER        SECURITIES        ALL
                                                               ANNUAL       UNDERLYING       OTHER
                             FISCAL    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)        ($)         ($)(1)         (#)(2)          ($)
---------------------------  ------   --------   --------   ------------   ------------   ------------
James R. DeFrancesco.......   1998    $192,923         --          --             --        $  6,000(3)
  Chief Executive Officer     1997     169,654         --          --             --           5,500(3)
                              1996     160,000         --          --             --          27,992(4)
Peter M. Leger.............   1998      55,285   $150,000          --             --           2,400(3)
  President and Chief         1997          --         --          --             --              --
     Operating Officer        1996          --         --          --             --              --
Scott L. Freiman...........   1998     192,923         --          --             --           6,000(3)
  Executive Vice President    1997     169,654         --          --             --           5,500(3)
                              1996     160,000         --          --             --         108,881(5)
Robert P. Vollono..........   1998     159,769         --          --             --              --
  Senior Vice President and   1997     133,731         --          --             --              --
     Treasurer and Chief
     Financial Officer        1996     117,231         --          --        121,794              --
Miles H. Grody.............   1998     158,654         --          --             --              --
  Senior Vice President and   1997     133,731         --          --             --              --
     Secretary
     General Counsel          1996     114,923         --          --        121,794              --

---------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such year.
(2) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments to any Named Executive Officers in 1998, 1997 or 1996.
(3) Consists of an automobile allowance.
(4) Includes deferred compensation of $21,583, an automobile allowance of $6,000 and $409 for non-cash fringe benefits.
(5) Includes deferred compensation of $100,750, an automobile allowance of $6,000 and $2,131 for non-cash fringe benefits.

STOCK OPTION PLAN

     The Company's 1997 Stock Incentive Plan (the "1997 Plan") was originally adopted by the Board of Directors in April 1997 and approved by the Company's stockholders in May 1997. The Company has reserved for issuance 3,552,674 shares of Common Stock pursuant to the terms and conditions of the 1997 Plan. The 1997 Plan is being administered by the Compensation Committee which has the authority to determine to whom options are granted, the number of shares to be subject to such options, and the terms and conditions of such options.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to the stock option grants made during the last fiscal year to the Named Executive Officers. No stock appreciation rights were granted during 1998.

                                     NUMBER OF     % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                     SECURITIES      OPTIONS                                 ASSUMED RATES OF STOCK PRICE
                                     UNDERLYING    GRANTED TO     EXERCISE                 APPRECIATION FOR OPTION TERM (1)
                                      OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   --------------------------------
               NAME                   GRANTED      FISCAL YEAR    ($/SHARE)      DATE         0%         5%         10%
               ----                  ----------   -------------   ---------   ----------   --------   --------   ----------
James R. DeFrancesco...............     --           --            $--           --        $  --      $  --      $   --
Scott L. Freiman...................     --           --             --           --           --         --          --
Peter M. Leger.....................   350,000         29.12%         6.00      10/11/08           0    465,509    1,985,144
                                      200,000         16.64          8.00      10/11/08           0          0      734,368
                                      200,000         16.64         10.00      10/11/08           0          0      334,368
Robert Vollono.....................     --           --             --           --           --         --          --
Miles H. Grody.....................     --           --             --           --           --         --          --

---------------
(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing selling price as reported on the Nasdaq National Market of $5.50 per share of Common Stock on December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding stock option holdings as of December 31, 1998. No stock options were exercised by any Named Executive Officer during 1998. No stock appreciation rights were exercised by any Named Executive Officer during 1998 and no stock appreciation rights were outstanding as of December 31, 1998.

                                                                                       VALUE OF
                                                 NUMBER OF SECURITIES                UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                      OPTIONS AT                      OPTIONS AT
                                                 FISCAL YEAR-END (#)              FISCAL YEAR END(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
James R. DeFrancesco.......................     --              --            $ --             $--
Scott L. Freiman...........................     --              --              --              --
Peter M. Leger.............................     --             750,000          --              --
Robert P. Vollono..........................    264,186         121,794         132,093          60,897
Miles H. Grody.............................    264,186         121,794         132,093          60,897

---------------
(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing selling price as reported on the Nasdaq National Market of $5.50 per share of Common Stock on December 31, 1998.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee advises the Board of Directors on issues concerning the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is responsible for the administration of the 1997 Plan under which option grants, stock appreciation rights, restricted awards and performance awards may be made to directors, executive officers and employees of the Company and its subsidiaries.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages if offers of such individuals.

     GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to advise the Board of Directors on information which will aid the Board of Directors in providing the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's philosophy to advise the Board of Directors that a portion of each executive officer's compensation should be contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer should be comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     FACTORS. The principal factors which the Compensation Committee considered in reviewing the components of each executive officer's compensation package for 1998 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Board of Directors with respect to executive compensation for future years.

     - BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors shall differ from individual to individual, as the Compensation Committee deems appropriate.

     While it is the general policy of the Compensation Committee to advise the Board of Directors not to award performance-based cash bonuses, from time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the Company.

     - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also intends to consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee has not and will not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     Through the Company's Employee Stock Purchase Plan, the Company offers additional opportunities for equity ownership to executive officers under certain circumstances.

     CEO COMPENSATION. Regulations of the Securities and Exchange Commission require the Board of Directors to disclose their basis for compensation reported for Mr. DeFrancesco in 1998 and to discuss the relationship between the Company's performance during the last fiscal year and Mr. DeFrancesco's performance. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent.

     In reviewing Mr. DeFrancesco's base salary in 1998, the suggested base salary established for Mr. DeFrancesco on the basis of the foregoing criteria was intended to provide a level of stability and certainty. Accordingly, Mr. DeFrancesco's compensation was not affected to any significant degree by Company performance factors.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Plans contain certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

     The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 1999 will exceed the $1 million limit per officer. Further, in accordance with issued Treasury Regulations relating to the new $1 million limitation, the Committee may in the future determine to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

THE COMPENSATION COMMITTEE

MR. JOHN J. MCDONNELL, JR.
MR. STEPHEN X. GRAHAM

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from December 31, 1996 to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market-US Index and a line-of-business index consisting of the Nasdaq Computer and Date Processing Services companies index (SIC Code 7371).

                COMPARISON OF 24 MONTH CUMULATIVE TOTAL RETURN*
 AMONG CREDIT MANAGEMENT SOLUTIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
[LINE GRAPH]    AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                             '12/18/96'              '12/96'                '12/97'                '12/98'
                                             ----------              -------                -------                -------
'Credit Management Solutions, Inc.'            100.00                 126.00                 113.00                  48.00
'NASDAQ Stock Market (U.S.)'                   100.00                 100.00                 123.00                 173.00
'NASDAQ Computer & Data Processing'            100.00                 100.00                 122.00                 218.00

---------------
* $100 invested on 12/18/96 in stock or index -- including reinvestment or dividends. Fiscal year ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1999 by (i) each Director and nominee for Director, (ii) each of the Named Executive Officers and
(iii) all executive officers and Directors as a group.

                                                             NUMBER OF SHARES OF      PERCENTAGE OF
                                                                COMMON STOCK             SHARES
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)   OUTSTANDING(1)(2)
                 ------------------------                   ---------------------   -----------------
James R. DeFrancesco......................................        2,940,444               38.4%
Scott L. Freiman (3)......................................        1,470,060               19.2
Miles H. Grody (4)........................................          264,186                3.5
Robert P. Vollono (5).....................................          268,011                3.5
Stephen X. Graham (6).....................................           10,000                  *
John J. McDonnell, Jr (7).................................           11,000                  *
Peter M. Leger (8)........................................           10,000                  *
All executive officers and Directors as a group (10
  persons) (9)............................................        4,973,701               65.0

---------------
 *  Represents beneficial ownership of less than one percent of the Common
    Stock.
(1) Gives effect to the shares of Common Stock issuable within 60 days of April 27, 1999 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.
(2) Percent ownership is based upon 7,657,858 shares of Common Stock issued and outstanding as of April 27, 1999.
(3) Includes an aggregate of 69,476 shares held by Mr. Freiman's spouse and children.
(4) Consists of 182,990 shares of Common Stock issuable upon exercise of a stock option.
(5) Includes 25 shares held by Mr. Vollono's spouse and 182,990 shares of Common Stock issuable upon exercise of a stock option.
(6) Consists of 10,000 shares of Common Stock issuable upon exercise of stock options.
(7) Includes 10,000 shares of Common Stock issuable upon exercise of stock options.
(8) Consists of 10,000 shares of Common Stock issuable upon exercise of stock options.
(9) See Notes (3) through (8).

                              CERTAIN TRANSACTIONS

     Mr. DeFrancesco owns 50% of the outstanding stock of Business Liner, Inc. and 50% of the outstanding stock of D&R Investments, L.L.C. These companies lease airplanes to the Company for business travel. The Company pays an hourly fee for its use of the airplane and a portion of the monthly cost of maintaining the airplane. The Company believes that the amounts paid for the lease of the airplane are comparable to the amounts the Company would have otherwise paid for comparable services from unaffiliated parties. For the fiscal year ended December 31, 1998, the Company paid Business Liner, Inc. and D&R Investments, L.L.C. $216,090 under this leasing arrangement.

     Mr. Graham is President and Chief Executive Officer of Cross Hill Financial Group Inc. In connection with the Company's initial public offering of securities and other matters, the Company paid Cross Hill Financial Group Inc. financial advisory fees in an aggregate amount equal to $120,506 in 1998. The Company also agreed to indemnify Cross Hill Financial Group Inc. against certain liabilities resulting from the performance of its duties as financial advisor, subject to certain limitations.

     In October 1998, we entered into an employment agreement (the "Employment Agreement") with Peter Leger to serve as President and Chief Operating Officer of the Company until December 31, 2002. The Employment Agreement provides for an annual base salary of $250,000 in 1999, $300,000 in 2000, $350,000 in 2001 and
$375,000 in 2002. Mr. Leger received a $150,000 signing bonus. In addition, Mr. Leger is eligible to receive a bonus of up to $150,000 for 1999 and up to $250,000 for each of 2000, 2001 and 2002 upon the attainment of reasonable written goals to be issued by the Compensation Committee. Additionally, pursuant to the terms of the Employment Agreement, the Company granted Mr. Leger options to purchase 350,000 shares of the Company's Common Stock at a purchase price of $6.00 per share, options to purchase 200,000 shares of the Company's Common Stock at a purchase price of $8.00 per share and options to purchase 200,000 shares of the Company's Common Stock at a purchase price of $10.00 per share. The stock options become exercisable at a rate of 25% annually, commencing in October 1999.

                                   PROPOSAL 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants and auditors of the Company since the Company's inception, as auditors of the Company to serve for the year ending December 31, 1999, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 1999. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

                             STOCKHOLDER PROPOSALS

     In accordance with regulations issued by the Securities and Exchange Commission by certified mail-return receipt requested, stockholder proposals intended for presentation at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 31, 1999 if such proposals are to be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors
                                          /s/ JAMES R. DEFRANCESCO
                                          James R. DeFrancesco
                                          Chief Executive Officer and President

Columbia, Maryland
April 30, 1999

                                 (Form of Proxy)
                        CREDIT MANAGEMENT SOLUTIONS, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 29, 1999
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Credit Management Solutions, Inc. hereby appoints James R. DeFrancesco, Chief Executive Officer, and Robert P. Vollono, Senior Vice President, Treasurer and Chief Financial Officer, and each of them, with full power of substitution in each, proxies to vote the shares of stock, in accordance with the undersigned's specifications, which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Credit Management Solutions, Inc. to be held at the Company's offices, 135 National Business Parkway, Annapolis Junction, Maryland 20701, on June 29, 1999, at 9:00 a.m. eastern standard time, or any adjournment thereof.

1.     ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

       FOR all nominees below                     WITHHOLD AUTHORITY
       [ ] (EXCEPT AS MARKED TO THE CONTRARY)     [ ] to vote for all nominees
                                                      below

       James R. DeFrancesco and John J. McDonnell, Jr.

       INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

2.     RATIFICATION OF ACCOUNTANTS

       FOR               AGAINST             ABSTAIN WITH RESPECT TO
        [ ]                 [ ]                        [ ]

       proposal to ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

       UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR: THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.



                                        -------------------------------------


                                        -------------------------------------
                                             Signature(s) of Stockholder


Dated:
      ---------------------